Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Peter J. Goepfrich	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES SECOND QUARTER RESULTS

•                  Second quarter revenue of $15.7 million;

•                  Second quarter net loss of $(1.6) million, or $(0.09) per diluted share;

•                  Cash and investment position of $168.4 million as of June 30, 2008;

•                  Completion of $14.1 million of $25.0 million share repurchase program and authorization of an additional $15.0 million for the share repurchase program; and

•                  Annual guidance maintained.

Minneapolis, August 7, 2008 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today reported revenue for the second quarter ended June 30, 2008 of $15.7 million, compared to $15.5 million for the second quarter of 2007. Net loss for the 2008 second quarter was $(1.6) million, or $(0.09) per diluted share, compared to a net loss of $(379,000), or $(0.02) per diluted share, for the 2007 second quarter.

Michael H. Carrel, Vital Images president and chief executive officer, said, “The marketplace in 2008 is seeing many challenges. However, even in the face of this tough market, we are growing our pipeline significantly due to our new ViTAL Enterprise offering, and we believe we are gaining market share against our competition. Additionally, we generated $4.6 million in cash flow from operations during the first half of 2008. As such, we are maintaining our 2008 annual guidance, and building a strong pipeline for 2009 and beyond.”

Carrel continued, “This morning we announced an additional $15.0 million for the share repurchase program, as we are confident in ViTAL’s long-term outlook and believe that our stock is attractive at current levels. Our strong balance sheet allows us to take advantage of this opportunity while retaining a healthy cash-per-share ratio. During the second quarter, we completed $14.1 million of our share repurchase program, and we expect to complete the remainder of the $40.0 million program this year.”

Financial Summary

•                  License fee revenue of $7.7 million for the second quarter of 2008 was flat compared to the same quarter last year. License fee revenue for the first six months of 2008 totaled $17.1 million, compared to $21.2 million for the same period in 2007.

•                  License fee revenue from software options (including third-party software) was $4.7 million during the second quarter of 2008, compared to $4.9 million for the same quarter last year. License fee revenue from software options (including third-party software) was $10.6 million for the first six months of 2008, compared to $13.4 million for the same period in 2007. Top-selling options in 2008 were CT Cardiac, General Vessel Probe and Automated Vessel Measurement — all cardiovascular solutions.

•                  Maintenance and services revenue was $7.8 million during the second quarter of 2008, compared to $7.7 million for the same quarter last year. Maintenance and services revenue was $15.3 million for the first six months of 2008, compared to $14.7 million for the same period in 2007.

•                  Second quarter 2008 revenue from Toshiba was $7.9 million, or 50 percent of total revenue, compared to $6.2 million, or 40 percent of total revenue, for the same quarter last year. Toshiba revenue for the first six months of 2008 was $16.7 million, or 50 percent of total revenue, compared to $16.1 million, or 44 percent of revenue, for the same period in 2007.

•                  Second quarter 2008 revenue from the company’s PACS partnership with McKesson was $1.1 million, or 7 percent of total revenue, compared to $1.4 million, or 9 percent of total revenue, for the same quarter last year. Revenue through McKesson for the first six months of 2008 was $2.7 million, or 8 percent of total revenue, compared to $3.2 million, or 9 percent of total revenue, for the first six months of 2007.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) for the second quarter of 2008 was $6.8 million, or 43 percent of total revenue, compared to $7.9 million, or 51 percent of total revenue, for the same quarter last year. Direct revenue for the first six months of 2008 was $13.7 million, or 42 percent of total revenue, compared to $17.1 million, or 47 percent of total revenue, for the same period in 2007.

•                  International revenue, both direct and through reseller agreements, was $3.7 million, or 24 percent of total revenue, for the second quarter of 2008, up from $2.5 million, or 16 percent of total revenue, for the same quarter last year. International revenue for the first six months of 2008 was $7.8 million, or 24 percent of total revenue, compared to $6.5 million, or 18 percent of total revenue, for the same period in 2007.

•                  Gross margin was 77 percent for the second quarter of 2008, compared to 76 percent for the same quarter last year. Gross margin was 77 percent for the first six months of 2008, compared to 78 percent for the same period last year.

•                  Interest income for the second quarter of 2008 was $1.2 million, compared to $2.2 million for the same quarter last year. Interest income for the first six months of 2008 was $2.8 million, compared to $4.4 million for the same period last year. The decline in interest income was primarily the result of lower interest rates on cash, cash equivalents and marketable securities.

•                  Adjusted EBITDA (a non-GAAP measure) for the second quarter of 2008 was a loss of $(936,000), compared to a loss of $(54,000) for the second quarter of 2007. Adjusted EBITDA for the first six months of 2008 was a loss of $(789,000), compared to income of $4.0 million for the same period in 2007. For an explanation of the “Adjusted EBITDA” calculation, see the description and reconciliation of non-GAAP financial measure in the Non-GAAP Information section of this earnings release.

•                  During the 2008 second quarter, the company repurchased 961,000 shares of its common stock for $14.1 million under the share repurchase plan announced in May 2008.

Operating Expense Summary

•                  Second quarter 2008 operating expenses totaled $15.8 million, compared to $14.8 million for the same quarter in 2007. Operating expenses totaled $31.8 million for the first six months of 2008, compared to $29.9 million for the same period last year.

•                  Sales and marketing expenses totaled $8.1 million for the second quarter of 2008, compared to $7.5 million for the same quarter last year. Sales and marketing expenses totaled $16.2 million for the first six months of

        2008, compared to $15.5 million for the same period last year. The increase was primarily attributed to international expansion.

•                  Research and development expenses totaled $4.4 million in the second quarter of 2008, compared to $3.7 million for the same quarter last year. Research and development expenses totaled $8.7 million in the first six months of 2008, compared to $7.3 million for the same period last year. The major drivers of higher research and development expenses were new product initiatives that led to increased compensation expense due to additional employees and higher product development consulting expense.

•                  General and administrative expenses totaled $3.3 million for the second quarter of 2008, compared to $3.6 million for the same quarter last year. General and administrative expenses totaled $7.0 million for the first six months of 2008, compared to $7.1 million for the same period last year. The decrease was primarily attributed to cost-control measures.

•                  Equity-based compensation expense is summarized as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Equity-based compensation expense (in thousands):
Cost of revenue	$88	$115	$164	$212
Sales and marketing	364	607	732	1,136
Research and development	288	189	553	326
General and administrative	570	559	1,093	1,072
Total equity-based compensation expense	$1,310	$1,470	$2,542	$2,746

Key Developments

In the second quarter, the company launched ViTAL Enterprise. ViTAL Enterprise provides customers with full access to Vital Images’ best-of-class clinical solutions and comprehensive services, including education, consulting and maintenance. It has the flexibility to scale to the size of the customer’s enterprise by providing access to the complete ViTAL solution based on unlimited users or concurrent users. Additionally, ViTAL Enterprise offers customers the ability to license the solution through capital or subscription pricing. Carrel noted, “Our introduction of ViTAL Enterprise is a major step to capitalize on opportunities in this market segment. ViTAL Enterprise is geared to accelerate enterprise-wide deployment and leverage our industry-leading clinical solutions.”

In May, the company showcased ViTAL Enterprise at Stanford University’s 6th Annual Workstation Face-off. The demonstration highlighted the breadth and depth of clinical functionality through the interpretation of four highly complex and challenging CT studies.

Also in the second quarter of 2008, the company experienced continued growth in the European market, as it surpassed the milestone of 1,000 installations of its advanced visualization software solutions in that market. ViTAL opened its European office in Den Hague, the Netherlands, in 2006 and has invested in developing a Europe-based sales force. The company’s presence in the European market has also strengthened relationships with strategic partners, such as Toshiba and Sectra, a leader in the European PACS market.

Full Year 2008 Guidance Maintained

		2008 Guidance
(In millions, except per share amounts)	2007	Low		High
Revenue	$70.2	$66.0	to	$72.0

Adjusted EBITDA (non-GAAP) (1)	$4.8	$—	to	$5.0

Net income (loss)	$1.4	$(4.9)	to	$(1.7)
Net income (loss) per diluted share (2)	$0.08	$(0.30)	to	$(0.10)

(1)          See description and reconciliation on non-GAAP financial measure in the Non-GAAP Information section of this earnings release.

(2)          Based on an estimate of 15.8 million to 16.0 million weighted average diluted common shares for 2008, which includes the estimated impact of the share repurchase program.

Factors considered in preparing guidance include the following estimates for 2008:

•                  Gross margin of approximately 76 percent to 77 percent.

•                  Sales and marketing expenses of approximately 45 percent to 48 percent of total revenue.

•                  Research and development expenses of approximately 24 percent to 26 percent of total revenue.

•                  General and administrative expenses of approximately 18 percent to 20 percent of total revenue.

•                  Equity-based compensation of approximately $5.1 million to $5.4 million.

•                  Depreciation and amortization of property and equipment of approximately $5.2 million to $5.5 million, and estimated capital expenditures of $4.8 million to $5.1 million.

•                  Amortization of acquired intangibles of $1.0 million.

•                  Estimated interest income of $4.4 million to $4.8 million based on an estimated return on investment of 2.5 percent to 3.0 percent for 2008, which is significantly lower than the return on investment in 2007 due to general market conditions; further interest rate changes would have a significant impact on results. This estimate includes the projected impact of the share repurchase program.

•                  An effective income tax rate of approximately 36 percent to 37 percent in 2008. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company does not anticipate paying any significant federal income taxes for the next two to three years. Actual results could accelerate or defer the utilization of the company’s deferred tax assets. Additionally, if the company is unable to generate sufficient taxable income, causing management to believe that the company’s deferred tax assets will not be utilized, additional valuation allowances may need to be established on the company’s deferred tax assets, which could materially impact the company’s financial position and results of operations.

Conference Call and Webcast

Vital Images will host a live Webcast of its second quarter earnings conference call today, Thursday, August 7, 2008, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 2:00 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (888) 203-1112 and enter conference call ID # 4800796. The audio replay will be available beginning at 2:00 p.m. CT on Thursday, August 7, 2008, through 5:00 p.m. CT on Thursday, August 21, 2008.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Beijing, China, and Den Haag, the Netherlands. For more information, visit www.vitalimages.com .

Non-GAAP Information

Vital Images provides certain non-GAAP information to supplement GAAP information. Adjusted EBITDA (non-GAAP) is defined as earnings before interest, taxes, depreciation, amortization and equity-based compensation. Adjusted EBITDA (non-GAAP) excludes certain items that are non-cash in nature and/or items that are affected by market forces that are difficult to predict and may not be within the control of management. Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results.

Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The following is a reconciliation from GAAP earnings to adjusted EBITDA for the three and six months ended June 30, 2008 and 2007:

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Adjusted EBITDA (in thousands):
(Loss) income before income taxes	$(2,560)	$(698)	$(3,465)	$2,848
Interest income	(1,159)	(2,249)	(2,844)	(4,393)
Equity-based compensation	1,310	1,470	2,542	2,746
Depreciation and amortization of property and equipment	1,212	1,114	2,456	2,140
Amortization of identified intangibles	261	309	522	635
Adjusted EBITDA	$(936)	$(54)	$(789)	$3,976

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, fluctuations in interest rates, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2007. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vital Images® is a registered trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenue:
License fees	$7,706	$7,710	$17,064	$21,180
Maintenance and services	7,811	7,663	15,345	14,712
Hardware	190	161	615	467
Total revenue	15,707	15,534	33,024	36,359

Cost of revenue:
License fees	1,011	940	2,164	2,545
Maintenance and services	2,479	2,596	5,051	5,119
Hardware	111	156	306	373
Total cost of revenue	3,601	3,692	7,521	8,037

Gross profit	12,106	11,842	25,503	28,322

Operating expenses:
Sales and marketing	8,117	7,513	16,168	15,538
Research and development	4,378	3,718	8,663	7,259
General and administrative	3,330	3,558	6,981	7,070
Total operating expenses	15,825	14,789	31,812	29,867

Operating loss	(3,719)	(2,947)	(6,309)	(1,545)

Interest income	1,159	2,249	2,844	4,393
(Loss) income before income taxes	(2,560)	(698)	(3,465)	2,848
(Benefit) provision for income taxes	(983)	(319)	(1,294)	855
Net (loss) income	$(1,577)	$(379)	$(2,171)	$1,993

Net (loss) income per share — basic	$(0.09)	$(0.02)	$(0.13)	$0.12
Net (loss) income per share — diluted	$(0.09)	$(0.02)	$(0.13)	$0.11

Weighted average common shares outstanding - basic	16,827	16,976	16,951	16,911
Weighted average common shares outstanding - diluted	16,827	16,976	16,951	17,507

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$106,435	$146,685
Marketable securities	47,628	31,709
Accounts receivable, net	13,968	15,962
Deferred income taxes	3,472	3,472
Prepaid expenses and other current assets	2,578	2,441
Total current assets	174,081	200,269
Marketable securities	14,346	—
Property and equipment, net	11,238	11,165
Deferred income taxes	9,978	8,621
Other intangible assets, net	1,330	1,852
Goodwill	9,089	9,089
Total assets	$220,062	$230,996

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,932	$3,330
Accrued compensation	3,800	3,092
Accrued royalties	1,042	1,113
Other current liabilities	2,361	2,282
Deferred revenue	17,324	16,547
Total current liabilities	28,459	26,364
Deferred revenue	1,164	1,140
Deferred rent	1,080	1,276
Total liabilities	30,703	28,780

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 40,000 shares authorized; 16,280 issued and outstanding as of June 30, 2008; and 17,153 shares issued and outstanding as of December 31, 2007	163	172
Additional paid-in capital	189,005	199,625
Retained earnings	249	2,420
Accumulated other comprehensive income (loss)	(58)	(1)
Total stockholders’ equity	189,359	202,216
Total liabilities and stockholders’ equity	$220,062	$230,996

Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(2,171)	$1,993
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,456	2,140
Amortization of identified intangibles	522	635
Provision for doubtful accounts	259	111
Deferred income taxes	(1,294)	855
Excess tax benefit from stock transactions	(157)	(1,325)
Amortization of discount and accretion of premium on marketable securities	(428)	(347)
Employee stock-based compensation	2,542	2,746
Amortization of deferred rent	(186)	(159)
Changes in operating assets and liabilities:
Accounts receivable	1,735	4,478
Prepaid expenses and other assets	(137)	(1,118)
Accounts payable	111	(340)
Accrued expenses and other liabilities	571	(1,291)
Deferred revenue	801	623
Deferred rent	—	199
Net cash provided by operating activities	4,624	9,200

Cash flows from investing activities:
Purchases of property and equipment	(2,792)	(3,440)
Purchases of marketable securities	(68,427)	(27,628)
Proceeds from maturities of marketable securities	36,917	14,777
Proceeds from sale of marketable securities	1,581	750
Net cash used in investing activities	(32,721)	(15,541)

Cash flows from financing activities:
Repurchases of common stock	(13,309)	—
Proceeds from sale of common stock under stock plans	999	2,420
Excess tax benefit from stock transactions	157	1,325
Net cash (used) provided by financing activities	(12,153)	3,745

Net decrease in cash and cash equivalents	(40,250)	(2,596)
Cash and cash equivalents, beginning of period	146,685	144,382
Cash and cash equivalents, end of period	$106,435	$141,786